Exhibit 1

The Yucaipa Companies

February 2, 2015

Morgans Hotel Group Co.
475 Tenth Ave.
New York, NY 10018
Attention: Meredith Deutsch, General Counsel

Re: Investor Nominee

Ladies and gentlemen,

Reference is made to that certain Securities Purchase Agreement (the “Agreement”), dated as of October 15, 2009, by and between (i) Morgans Hotel Group Co. (the “Company”), and (ii) Yucaipa American Alliance Fund II, L.P. (“YAAF II”) and Yucaipa American Alliance (Parallel) Fund II, L.P. (“YAAF II-P” and collectively with YAAF II, the “Investors”).  Unless otherwise specified, capitalized terms used herein shall have the meanings assigned to such terms in the Agreement.

YAAF II, on behalf of the Investors, hereby notifies the Company that Mr. Bradford Nugent is designated as Investor Nominee pursuant to Section 5.7 of the Agreement.  Any individual previously serving as Investor Nominee is hereby removed and replaced.

The Company shall promptly nominate and support Mr. Nugent’s election to the Board of Directors in accordance with the relevant procedures set forth in the Agreement and, pending such election, Mr. Nugent shall hold the status of non-voting observer in accordance with Section 5.7(b)(ii)(4) thereof.

Very truly yours,

YUCAIPA AMERICAN ALLIANCE FUND II, L.P.

By:	/s/ Henry E. Orren
Name: Henry E. Orren
Title: Associate General Counsel; Assistant Vice President & Secretary